EXHIBIT 10.2

CONNECTURE, INC.

2016 Bonus Plan

Overview

The purpose of this 2016 Bonus Plan (this “Plan”) is to encourage the participating employees of Connecture, Inc. (the “Company”) to contribute to the achievement of the Company’s goals and to share in the rewards of the Company’s success. The term of this Plan is for the 2016 calendar year.

Eligible Employees

To be eligible to participate in the Plan, a person must be a regular full-time employee of the Company or one of its wholly-owned subsidiaries. Each participant’s aggregate annual target bonus shall be communicated to such participant in a separate supplement to this Plan.

Bonus Calculation and Components

Bonus Calculation

Bonuses under the Plan will be largely determined by the Company’s performance with respect to the following components: bookings, revenue, adjusted EBITDA and cash on hand. Adjustments may be made from time to time at the sole discretion of the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) (or its designee) to include or exclude certain items. Bonus amounts will generally be paid during the first calendar quarter following the end of the year following approval of the Company’s annual financial statements.

Except as otherwise set forth herein or to the extent that an employee receives written notice from our Chief Executive Officer that different bonus criteria is applicable to such employee, such employee shall be eligible to receive an aggregate bonus based on a specific percentage of such employee’s base salary. The amount of the bonus will be determined by the applicable percentage of completion of each target, applicable target’s associated weight and such employee’s percentage payout. The percent achievement of a target within the percentage payout range is to bear a direct relationship to the percentage payout ranges for such employee.

Bookings

The bookings component consists of monthly bookings based on committed or contracted levels in the Company’s customer agreements. Bookings may be measured on a consolidated basis or by reference to a particular segment or business unit, or a weighted combination thereof. The targets for this component will be determined by the Compensation Committee or the Board of Directors in connection with its annual budgeting process.

Revenue

The revenue component may consist of the Company’s consolidated revenue or the revenue of a particular segment or business unit of the Company, or a weighted combination thereof. The targets for this component will be determined by the Compensation Committee or the Board of Directors in connection with its annual budgeting process.

Adjusted EBITDA

The Adjusted EBITDA component consists of the Company’s Adjusted EBITDA, which the Company defines as net loss before net interest, other expense, taxes, depreciation and amortization expense, adjusted to eliminate stock-based compensation and non-cash impairments of goodwill, intangible and long-lived assets. Adjusted EBITDA may be measured on a consolidated basis or by reference to a particular segment or business unit, or a weighted combination thereof. The targets for this component will be determined by the Compensation Committee or the Board of Directors in connection with its annual budgeting process.

Cash On Hand

The cash on hand component consists of the amount of cash held in the Company’s bank accounts and/or held for investment purposes, and which is reported on the Company’s balance sheet in accordance with GAAP. The targets for this component will be determined by the Compensation Committee or the Board of Directors in connection with its annual budgeting process.

Payout Formula

Executive Officers

Each executive officer shall be eligible to receive an aggregate target bonus equal to a percentage of such officer’s base salary, as agreed to between the executive officer and the Company. The performance components of each executive officer’s bonus calculation shall be determined on the basis of consolidated Company performance. The percentage payout ranges and target weights for executive officers are as follows:

Target	Relative Weight
Company Consolidated Bookings	15.00%
Company Consolidated Revenue	40.00%
Company Consolidated Adjusted EBITDA	25.00%
Cash on Hand	20.00%

Percent Achievement of Bookings, Revenue and Adjusted EBITDA Targets	Percentage Payout
0% – 79.9%	0%
80% – 89.9%	50% – 74.99%
90% – 99.9%	75% – 99.99%
100% – 109.9%	100% – 109.9%
110% – 119.9%	110% – 119.9%
120% – 130%	120% – 135%

General Provisions

•	Bonuses are subject to all applicable taxes and other required deductions.

•	The Plan will not be available to employees subject to the laws of any jurisdiction which prohibits any provisions of this Plan or in which tax or other business considerations make participation impracticable in the judgment of the Board of Directors.

•	The Plan does not constitute a guarantee of employment nor does it restrict the Company’ rights to terminate employment at any time or for any lawful reason.

•	The Plan does not create vested rights of any nature nor does it constitute a contract of employment or a contract of any other kind. The Plan does not create any customary concession or privilege to which there is any entitlement from year-to-year, except to the extent required under applicable law. Nothing in the Plan entitles an employee to any remuneration or benefits not set forth in the Plan nor does it restrict the Company’ rights to increase or decrease the compensation of any employee, except as otherwise required under applicable law.

•	The Plan shall not become a part of any employment condition, regular salary, remuneration package, contract or agreement, but shall remain gratuitous in all respects. Bonuses are not to be taken into account for determining severance pay, termination pay, “extra months” bonuses or payments, or any other form of pay or compensation.

•	The Plan is provided at the Company’s sole discretion and the Company may modify or eliminate it at any time, individually or in the aggregate, prospectively or retroactively, without notice or obligation. In addition, there is no obligation to extend or establish a similar plan in subsequent years.

•	The Plan shall not be pre-funded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of bonuses.

•	This Plan constitutes the entire arrangement regarding the Plan, supersedes any prior oral or written description of the Plan and may not be modified except by a written document that specifically references this Plan and is signed by the Company’s Chief Executive Officer.

•	Employees who resign or are terminated prior to the actual payment of a bonus shall not receive a bonus.

•	Eligible employees who begin employment with the Company after the first day of the fiscal year for which a bonus is paid shall be eligible to receive a pro-rated bonus for such year. Employees are not eligible to participate for the year of hire if employment begins on or after October 1st.

•	Employees who are separated from employment with the Company due to divestiture, closure, or dissolution of a business are not eligible to receive a bonus.

•	Independent contractors, consultants, individuals who have entered into an independent contractor or consultant agreement, temporary employees, contract employees and interns are not eligible to participate in the Plan.

•	The results of non-material acquisitions (defined as acquisitions contributing $5 million or less of revenues during the year of acquisition) completed during the year will be included in actual results for purposes of determining the Percentage Achievement factor.